Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 8, 2016, relating to the consolidated financial statements of MicroVision, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis) and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

June 6, 2016